Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C 3L2
Tel: (604) 687-6600
Toll Free: 1-888-411-GOLD
Fax: (604) 687-3932
Email: info@aurizon.com
www.aurizon.com
Toronto Stock Exchange Ticker Symbol ARZ NYSE MKT Ticker Symbol AZK U.S. Registration (File 001-31893) News Release Issue No. 02 - 2013

DRAFT FOR DISCUSSION PURPOSES ONLY

AURIZON ANNOUNCES HEARING ON NEW SHAREHOLDER RIGHTS PLAN

Vancouver, BC, March [12], 2013 -- The Board of Directors of Aurizon Mines Ltd. (TSX:ARZ) (NYSE MKT:AZK) (“Aurizon” or the “Company”) announced today that the British Columbia Securities Commission (the "BCSC") will hold a hearing on March 15, 2013 in response to an application made by Alamos Gold Inc. ("Alamos") for an order to cease trade Aurizon’s new shareholder rights plan (the "New Rights Plan"). The New Rights Plan was announced by Aurizon on March 11, 2013.

Aurizon will oppose Alamos' application at the hearing before the BCSC, which follows Alamos’ unsolicited take-over bid for all of Aurizon's shares, announced on January 14, 2013.

Aurizon adopted the New Rights Plan following public statements by Alamos that it has waived its minimum tender condition for the purpose of acquiring a sufficient number of additional shares of Aurizon to block the superior arrangement transaction with Hecla Mining Company (“the Hecla Arrangement”) announced on March 4, 2013. Aurizon’s Board of Directors continues to unanimously recommend that Aurizon shareholders vote to approve the Hecla Arrangement, and continues to recommend that shareholders REJECT the inadequate Alamos bid.

Aurizon adopted the New Rights Plan in order to prevent Alamos from depriving Aurizon’s shareholders of the opportunity to consider and choose any transaction other than the Alamos bid. The Board of Directors firmly maintains that the New Rights Plan is in the best interests of Aurizon and its shareholders, as it addresses the substantial risks that Aurizon shareholders may be coerced into tendering to the financially and structurally inferior offer by Alamos and that Aurizon’s shareholders would be left as shareholders in a company controlled by Alamos, directly or by wielding a veto power. In an interview given to Business News Network on March 5, 2013, John McCluskey, the President and CEO of Alamos said “We extended our offer in order to take up the maximum number of shares that we can in order to block that arrangement from going through.”

As noted in Aurizon’s March 4, 2013 press release, the Hecla Arrangement is superior to the Alamos offer as it provides Aurizon shareholders with an attractive premium, value certainty through a substantial cash consideration component and an opportunity to participate in the upside potential of a combined CAD$1.6 billion company with a world class asset portfolio located in politically stable and proven mining jurisdictions. Based on the closing share prices of Hecla and Alamos on March 11, 2013, and assuming that all shareholders elected to receive either cash or shares the Hecla Arrangement will provide total consideration of CAD$4. 63 per Aurizon share, (including cash consideration of $3.11 per Aurizon share), which represents a CAD$0.30 premium to the total consideration of the unsolicited bid by Alamos of CAD$4.33 per share, (including cash consideration of $2.04 per Aurizon share. The New Rights Plan does not prevent Alamos or any other party from making a better offer. It simply ensures that Aurizon’s shareholders have the opportunity to consider other transactions such as the Hecla Arrangement, and have an opportunity to make a choice.

Shareholders who have tendered their shares to the Alamos offer and who wish to obtain advice or assistance in withdrawing their shares are urged to contact their broker or Georgeson, the information agent retained by Aurizon, at one of the telephone numbers listed below.

News Release – March 12, 2013 AURIZON ANNOUNCES HEARING ON NEW SHAREHOLDER RIGHTS PLAN	Page | 2

How to Withdraw Shares from the Alamos Offer

Shareholders who have questions or require any assistance can contact Georgeson by calling toll free in North America at 1-888-605-7616, calling collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com.

This news release contains forward-looking information (as defined in the Securities Act (British Columbia)) and forward-looking statements (collectively, “forward-looking statements”) that are prospective in nature. All statements other than statements of historical fact may be forward-looking statements. In this news release, such forward-looking statements include statements regarding the effect of a shareholder rights plan. These forward-looking statements are based on a number of assumptions, including assumptions regarding the Alamos Offer and the New Rights Plan becoming effective as planned. Although management of Aurizon believes that the assumptions made and the expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained in this news release and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. Factors which could cause actual results to differ materially from current expectations include those risks set forth in Aurizon's Annual Information Form dated March 30, 2012. You should not place undue reliance on any forward-looking statements contained in this news release. Aurizon specifically disclaims any obligation to reissue or update these forward-looking statements as a result of new information or events after the date hereof, except as may be required by law.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world's most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol "ARZ" and on the NYSE MKT under the symbol "AZK". Additional information on Aurizon and its properties is available on Aurizon's website at www.aurizon.com.

Media Contact:

Longview Communications

Trevor Zeck (604) 375-5941 or Nick Anstett (416) 649-8008

Investor Contact:

Jennifer North, Manager Investor Relations

Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-800-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com